EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2024

MIAMI, Nov. 25, 2024 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) (the "Company") announced today financial results for the fourth quarter and fiscal year ended September 30, 2024.

HIGHLIGHTS
Year ended September 30, 2024
($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)		$1,983.5
Net assets		$877.3
GAAP net asset value per share		$11.31
Quarterly decrease in GAAP net asset value per share		(0.3)%
Adjusted net asset value per share (2)		$11.31
Quarterly decrease in adjusted net asset value per share (2)		(0.3)%

Credit Facility		$443.9
2036 Asset-Backed Debt		$284.1
2036-R Asset Backed Debt		$265.2
2026 Notes		$183.8
Regulatory Debt to Equity		1.35x
Weighted average yield on debt investments at quarter-end		11.5%

	Quarter Ended	Year Ended
	September 30, 2024	September 30, 2024

Operating Results:
Net investment income	$18.0	$77.7
Net investment income per share (GAAP)	$0.24	$1.18
Core net investment income per share (3)	$0.32	$1.27
Distributions declared per share	$0.31	$1.23

Portfolio Activity:
Purchases of investments	$445.8	$1,407.5
Sales and repayments of investments	$127.9	$514.1

PSSL Portfolio data:
PSSL investment portfolio	$913.3	$913.3
Purchases of investments	$45.8	$286.2
Sales and repayments of investments	$35.9	$160.1

  Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $294.2 million, at fair value.
  This is a non-GAAP financial measure. The Company believes that this number provides useful information to investors and management because it reflects the Company’s financial performance including the impact of the unrealized amounts on the Credit Facility. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
  Core net investment income (“Core NII”) is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the quarter ended September 30, 2024, Core NII excluded: i) $8.6m of debt amendment and issuance costs, and included ii) $2.8m of incentive fee expense.

CONFERENCE CALL AT 9:00 A.M. ET ON NOVEMBER 26, 2024

The Company will also host a conference call at 9:00 a.m. (Eastern Time) on Tuesday, November 26, 2024 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 394-8218 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #3226260 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

“We are pleased to have another quarter of solid performance” said Art Penn, Chairman and CEO. “We believe we are continuing to invest in a strong vintage of new loans in the core middle market with low leverage, meaningful covenants, and attractive spreads .”

As of September 30, 2024, our portfolio totaled $1,983.5 million and consisted of $1,746.7 million of first lien secured debt (including $237.7 million in PSSL), $2.7 million of second lien secured debt and subordinated debt and $234.1 million of preferred and common equity (including $56.5 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of September 30, 2024, we had two portfolio companies on non-accrual, representing 0.4% and 0.2% of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had a net unrealized depreciation of $11.4 million. Our overall portfolio consisted of 158 companies with an average investment size of $12.6 million, and a weighted average yield on debt investments of 11.5%, and was invested 88% in first lien secured debt (including 12% in PSSL), less than 1% in second lien secured debt and subordinated debt and 12% in preferred and common equity (including 3% in PSSL). As of September 30, 2024, over 99% of the investments held by PSSL were first lien secured debt.

As of September 30, 2023, our portfolio totaled $1,067.2 million and consisted of $906.2 million of first lien secured debt (including $210.1 million in PSSL), $0.1 million of second lien secured debt and $160.9 million of preferred and common equity (including $50.9 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of September 30, 2023, we had three portfolio companies on non-accrual, representing 0.9% and 0.2% percent of our overall portfolio on a cost and fair value basis, respectively. Overall, the portfolio had net unrealized depreciation of $25.7 million. Our overall portfolio consisted of 131 companies with an average investment size of $8.1 million, had a weighted average yield on debt investments of 12.6%, and was invested 85% in first lien secured debt (including 20% in PSSL), less than 1% in second lien secured debt and 15% in preferred and common equity (including 5% in PSSL). As of September 30, 2023, 99% of the investments held by PSSL were first lien secured debt.

For the three months ended September 30, 2024, we invested $445.8 million in ten new and 50 existing portfolio companies with a weighted average yield on debt investments of 11.0%. Sale and repayments of investments for the same period totaled $127.9 million. This compares to the three months ended September 30, 2023, in which we invested $93.5 million in three new and 31 existing portfolio companies with a weighted average yield on debt investment of 12.1%. Sales and repayments of investments for the same period totaled $141.0 million.

For the year ended September 30, 2024, we invested $1,407.5 million in 43 new and 91 existing portfolio companies with a weighted average yield on debt investments of 11.4%. Sales and repayments of investments for the same period totaled $514.1 million.

For the year ended September 30, 2023, we invested $324.5 million in 16 new and 71 existing portfolio companies with a weighted average yield on debt investments of 12.1%. Sales and repayments of investments for the same period totaled $399.1 million.

PennantPark Senior Secured Loan Fund I LLC

As of September 30, 2024, PSSL’s portfolio totaled $913.3 million, consisted of 109 companies with an average investment size of $8.4 million and had a weighted average yield on debt investments of 11.4%. As of September 30, 2023, PSSL’s portfolio totaled $785.9 million, consisted of 105 companies with an average investment size of $7.5 million and had a weighted average yield on debt investments of 12.1%.

For the three months ended September 30, 2024, PSSL invested $45.8 million in five new and 26 existing portfolio companies with a weighted average yield on debt investments of 11.3%. PSSL's sales and repayments for the same period totaled $35.9 million. For the three months ended September 30, 2023, PSSL invested $52.5 million in five new and eight existing portfolio companies with a weighted average yield on debt investments of 12.0% PSSL's sales and repayments for the same period totaled $76.4 million.

For the year ended September 30, 2024, PSSL invested $286.2 million (of which $253.6 million was purchased from the Company) in 24 new and 36 existing portfolio companies with a weighted average yield on debt investments of 11.7%. PSSL’s sales and repayments of investments for the same period totaled $160.1 million.

For the year ended September 30, 2023, PSSL invested $190.9 million (of which $158.2 million was purchased from the Company) in 22 new and 27 existing portfolio companies with a weighted average yield on debt investments of 11.8%. PSSL’s sales and repayments of investments for the same period totaled $155.2 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three months and year ended September 30, 2024 and 2023.

Investment Income

Investment income for the three months and year ended September 30, 2024, was $55.5 million and $186.4 million and was attributable to $49.2 million and $164.3 million from first lien secured debt and $6.3 million and $22.1 million from other investments. The increase in investment income compared to the same periods in the prior year was primarily due to an increase in the size of the debt portfolio.

Investment income for the three months and year ended September 30, 2023 was $35.7 million and $139.3 million respectively, and was attributable to $31.4 million and $120.0 million from first lien secured debt, zero and $4.3 million and $19.3 million from other investments.

Expenses

Expenses for the three months and year ended September 30, 2024, totaled $37.5 million and $108.6 million. Base management fee for the same period totaled $4.6 million and $14.9 million, incentive fee totaled $3.2 million and $18.1 million, debt related interest and expenses totaled $27.8 million and $67.9 million, general and administrative expenses totaled $1.7 million and $6.7 million and provision for taxes totaled $0.2 million and $1.1 million, respectively. The increase in expenses compared to the prior year was primarily due to an increase in debt related interest and expenses and incentive fees.

Expenses for the three months and year ended September 30, 2023 totaled $17.2 million and $71.8 million. Base management fee for the same period totaled $2.8 million and $11.4 million, incentive fee totaled $4.6 million and $16.9 million, debt related interest and expenses totaled $8.6 million and $38.2 million, general and administrative expenses totaled $1.1 million and $4.4 million and provision for taxes totaled $0.2 million and $1.0 million, respectively.

Net Investment Income

Net investment income for the three months and year ended September 30, 2024 totaled $18.0 million and $77.7 million, or $0.24 and $1.18 per share. Net investment income for the three months and year ended September 30, 2023, totaled $18.5 million and $67.5 million, or $0.32 and $1.33 per share, respectively. The increase in net investment income compared to the prior year was primarily due to an increase in the size of our debt portfolio.

Net Realized Gains or Losses

Net realized gain (losses) for the three months and year ended September 30, 2024 totaled $(0.3) million and $0.2 million. Net realized gain (losses) for the three months and year ended September 30, 2023 totaled $(2.3) million and ($15.9) million, respectively. The change in realized gains (losses) was primarily due to changes in market conditions of our investments and the values at which they were realized, caused by fluctuations in the market and in the economy.

Unrealized Appreciation or Depreciation on Investments, the Credit Facility and the 2023 Notes

For the three months and year ended September 30, 2024, we reported net change in unrealized appreciation (depreciation) on investments of $4.3 million and $14.3 million, respectively. For the three months and year ended September 30, 2023, net change in unrealized appreciation (depreciation) on investments was $9.5 million and $(12.6) million, respectively. As of September 30, 2024 and 2023, our net unrealized appreciation (depreciation) on investments totaled $(11.4) million and $(25.7) million, respectively. The net change in unrealized appreciation/depreciation on our investments for the year ended September 30, 2024 compared to the prior year was primarily due to changes in the capital market conditions of our investments and the values at which they were realized, caused by the fluctuations in the market and in the economy.

For the three months and year ended September 30, 2024, our Credit Facility and 2023 Notes had a net change in unrealized (appreciation) depreciation totaled zero, respectively. For the three months and year ended September 30, 2023, the Credit Facility or our Prior Credit Facility, as applicable, and 2023 Notes had a net change in unrealized (appreciation) depreciation of $2.6 million and $(2.3) million, respectively. The net change in unrealized appreciation or depreciation compared to the same periods in the prior year was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

For the three months and year ended September 30, 2024, net change in net assets resulting from operations totaled $21.3 million and $91.8 million, or $0.29 and $1.40 per share, respectively. For the three months and year ended September 30, 2023, net change in net assets resulting from operations totaled $28.0 million and $39.3 million, or $0.48 and $0.77 per share, respectively. The increase in net assets from operations for the year ended September 30, 2024 compared to the prior year was primarily due to less depreciation of the portfolio primarily driven by changes in market conditions of our investments along with the change in size and cost yield of our debt portfolio and costs of financing.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from proceeds of securities offerings, debt capital and cash flows from operations, including investment sales and repayments, and income earned. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.

The annualized weighted average cost of debt for the years ended September 30, 2024 and 2023, inclusive of the fee on the undrawn commitment on the Credit Facility or Prior Credit Facility, as applicable, amendment costs and debt issuance costs, was 8.5% and 6.2%, respectively. As of September 30, 2024 and 2023, we had $192.1 million and $376.6 million of unused borrowing capacity under the Credit Facility, subject to leverage and borrowing base restrictions.

Funding I’s multi-currency Credit Facility with the Lenders upsized during the year increasing the facility to $636.0 million as of September 30, 2024, subject to satisfaction of certain conditions and regulatory restrictions that the 1940 Act imposes on us as a BDC, has an interest rate spread above SOFR (or an alternative risk-free floating interest rate index) of 225 basis points, a maturity date of August 2029 and a revolving period that ends in August 2027. As of September 30, 2024 and 2023, Funding I had $443.9 million and $9.4 million of outstanding borrowings under the Credit Facility or the Prior Credit Facility, as applicable, respectively. The Credit Facility had a weighted average interest rate of 7.5% and 7.7%, exclusive of the fee on undrawn commitments, as of September 30, 2024 and 2023, respectively.

As of September 30, 2024 and 2023, we had cash equivalents of $112.1 million and $100.6 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to allow us to take advantage of market opportunities.

Our operating activities used cash of $801.4 million for the year ended September 30, 2024, and our financing activities provided cash of $812.9 million for the same period. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily from proceeds from the ATM program, borrowing under the Credit Facility and issuances of asset-backed debt.

Our operating activities provided cash of $140.6 million for the year ended September 30, 2023, and our financing activities used cash of $91.5 million for the same period. Our operating activities provided cash primarily from our investment activities and our financing activities used cash primarily from paying down the Credit Facility and paying distributions to stockholders offset by offering proceeds.

DISTRIBUTIONS

During the three months and year ended September 30, 2024, we declared distributions of $0.31 and $1.23 per share for total distributions of $22.7 million and $80.6 million , respectively. During the three months and year ended September 30, 2023, we declared distributions of $0.31 and $1.19 per share for total distributions of $18.1 million and $60.5 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

RECENT DEVELOPMENTS

Subsequent to the quarter end, we remained active and invested over $330 million in new and existing investments.

AVAILABLE INFORMATION

The Company makes available on its website its Annual Report on Form 10-K filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except per share data)

	September 30, 2024	September 30, 2023
Assets
Investments at fair value
Non-controlled, non-affiliated investments (cost—$1,622,669 and $768,240, respectively)	$1,632,269	$772,178
Controlled, affiliated investments (cost— $372,271 and $324,639, respectively)	351,235	294,996
Total of investments (cost—$1,994,940 and $1,092,878, respectively)	1,983,504	1,067,174
Cash and cash equivalents (cost—$112,046 and $100,555, respectively)	112,050	100,555
Interest receivable	12,167	10,423
Distributions receivable	635	565
Due from affiliate	291	—
Prepaid expenses and other assets	198	894
Total assets	2,108,845	1,179,611
Liabilities
Credit Facility payable, at fair value (cost—$443,885 and $9,400 respectively)	443,880	9,400
2023 Notes payable, at fair value (par—$0 and $76,219, respectively)	—	76,219
2026 Notes payable, net (par—$185,000)	183,832	183,054
2031 Asset-Backed Debt, net (par—$0 and $228,000, respectively)	—	226,759
2036 Asset-Backed Debt, net (par—$287,000 and $0, respectively)	284,086	—
2036-R Asset-Backed Debt, net (par-$266,000 and $0 respectively)	265,235	—
Payable for investments purchased	20,363	4,905
Interest payable on debt	14,645	8,615
Distributions payable	7,834	6,020
Base management fee payable	4,588	2,759
Incentive fee payable	3,189	4,628
Accounts payable and accrued expenses	2,187	1,287
Deferred tax liability	1,712	1,794
Due to Affiliates	—	566
Total liabilities	1,231,551	526,006
Net assets
Common stock, 77,579,896 and 58,734,702 shares issued and outstanding, respectively Par value $0.001 per share and 200,000,000 shares authorized	78	59
Paid-in capital in excess of par value	976,744	765,187
Accumulated deficit	(99,528)	(111,641)
Total net assets	$877,294	$653,605
Total liabilities and net assets	$2,108,845	$1,179,611
Net asset value per share	$11.31	$11.13

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Investment income:
From non-controlled, non-affiliated investments:
Interest	$39,704	$23,209	$128,397	$88,649
Dividend	501	677	2,354	6,279
Other income	1,884	439	5,506	1,899
From controlled, affiliated investments:
Interest	9,498	8,346	35,093	31,047
Dividend	3,937	3,063	14,875	11,463
Other Income	—	—	130	—
Total investment income	55,524	35,734	186,355	139,337
Expenses:
Base management fee	4,588	2,759	14,871	11,402
Incentive Fee	3,189	4,628	18,125	16,873
Interest and expenses on debt	19,299	8,571	59,221	38,166
Administrative services expenses	500	235	2,161	999
Other general and administrative expenses	1,200	877	4,493	3,422
Expenses before amendment costs, debt issuance costs and provision for taxes	28,776	17,070	98,871	70,862
Credit Facility amendment costs and debt issuance costs	8,549	—	8,643	—
Provision for taxes	225	150	1,120	984
Total Net expenses	37,550	17,220	108,634	71,846
Net investment income	17,974	18,514	77,721	67,491
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	(346)	(2,372)	222	(15,892)
Non-controlled and controlled, affiliated investments	—	—	—	—
Debt extinguishment	(383)	—	(383)	—
Provision for taxes on realized gain on investments	(45)	37	(45)	(263)
Net realized gain (loss) on investments and debt	(774)	(2,335)	(206)	(16,155)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(1,781)	5,497	5,662	(6,707)
Controlled and non-controlled, affiliated investments	6,087	3,967	8,606	(5,858)
Provision for taxes on unrealized appreciation (depreciation) on investments	(148)	(155)	82	2,774
Debt depreciation (appreciation)	(19)	2,558	(26)	(2,284)
Net change in unrealized appreciation (depreciation) on investments and debt	4,139	11,867	14,324	(12,075)
Net realized and unrealized gain (loss) from investments and debt	3,365	9,532	14,118	(28,230)
Net increase (decrease) in net assets resulting from operations	21,340	28,046	$91,839	$39,261
Net increase (decrease) in net assets resulting from operations per common share	$0.29	$0.48	$1.40	$0.77
Net investment income per common share	$0.24	$0.32	$1.18	$1.33

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing $8.3 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, Los Angeles and Amsterdam.

FORWARD-LOOKING STATEMENTS AND OTHER

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:	Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com